Exhibit 99.1

FOR IMMEDIATE RELEASE

Clean Diesel Technologies, Inc. Announces $3.0 Million Loan

From Long-term Shareholder

Ventura, CA – July 31, 2012 -- Clean Diesel Technologies, Inc. (NASDAQ:CDTI) (“Clean Diesel”), a cleantech emissions control company, announced today that it has entered into a loan agreement with an existing investor (the “Investor”) pursuant to which Clean Diesel borrowed $3.0 million. The principal amount of the loan, along with interest, which will accrue at a rate of 8% per year, will be due and payable in full in July 2015. Clean Diesel intends to use proceeds from the loan for working capital and general corporate purposes. The Company had cash and cash equivalents of approximately $3.4 million as of June 30, 2012.

“We are pleased that an existing long-term shareholder continues to demonstrate their confidence in our business and strategic growth initiatives. We considered other options available to us to obtain capital under a shelf registration on file with the SEC or through the unused equity line with Lincoln Park Capital. Based on the terms of this loan, we believe that at this time, this loan agreement is the preferred option and in the best interest of all shareholders,” said R. Craig Breese, Clean Diesel’s President and Chief Executive Officer.

About Clean Diesel Technologies, Inc.

Clean Diesel is a vertically integrated global manufacturer and distributor of emissions control systems and products, focused on the heavy duty diesel and light duty vehicle markets. Clean Diesel utilizes its proprietary patented Mixed Phase Catalyst (MPC®) technology, as well as its ARIS® selective catalytic reduction, Platinum Plus® fuel-borne catalyst, and other technologies to provide high-value sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road engine applications. Clean Diesel is headquartered in Ventura, California and currently has operations in the U.S., Canada, U.K., France, Japan and Sweden. For more information, please visit www.cdti.com.

Forward-Looking Statements Safe Harbor

Certain statements in this news release, such as statements regarding expected use of capital, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known or unknown risks, including those detailed in Clean Diesel’s filings with the U.S. Securities and Exchange Commission, uncertainties and other factors that may cause the actual results, performance or achievements of Clean Diesel to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Clean Diesel assumes no obligation to update the forward-looking information contained in this release. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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Contact Information:

Kristi Cushing

Investor Relations Manager

Tel: +1 (805) 639-9458

Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 100 * Ventura CA 93003 * 805-639-9458

www.cdti.com